RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  	Mercury Advisors

Name of Fund:  ___IXIS US Diversifed Portfolio____________________________

Total Net Assets of Fund: _$135,916,521__________________________

Issuer:  _Sumitomo Mitsui Financial Group, Inc._______________________

Underwriter(s) 1 _Goldman Sachs___________________________________

Affiliated Underwriter in the Syndicate  __Merrill Lynch International_________

Date of Purchase:  __1/23/2006_________________________________

Date of Offering:  __1/23/2006_________________________________

Amount of Purchase 2  __1,976 shares____________________________

Purchase Price  __$2,304,411,200__________________________________

Commission or Spread:  _1.83%________________________________________

________________________________________________________________________

Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

__X___	The securities are (i) part of an issue registered under the
Securities Act of 1933, (ii) municipal securities as defined under the Securities Exchange Act of 1934, (iii) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or(iv) exempt from registration under section 4(2) of the Securities Act of 1933 or Rules 144A or 501-508 thereunder.

___X__	The purchase price did not exceed the offering price at the end of the first business day after the first day of the offering (or fourth day before termination, if a rights offering).

___X__	The underwriting was a firm commitment.


______________________________________________________________
1	Attach a list of all members in the syndicate.
2	Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.



__X___	The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

__X___	In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation for not less than three years (including operations of predecessors), or in respect of any municipal securities, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

___X__	The amount of the securities purchased by all of the Funds advised by the same investment adviser or sub-adviser did not exceed 25% of the principal amount of the offering.

__X___	No underwriter which is an affiliate of the Funds adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

___X__	The purchase was not part of a group sale (or part of the
institutional pot),or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.
Item 77(O)(1)